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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                              INITIAL SCHEDULE 13G





                    Under the Securities Exchange Act of 1934


                                Antec Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    03664P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ X ] Rule 13d-1(b)

            [   ] Rule 13d-1(c)

            [   ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               PAGE 1 OF 10 PAGES

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


-----------------------------------------                                        --------------------------------------
CUSIP No.   03664P105                                      13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Mutual Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, John Hancock
           Advisers, Inc. and NM Capital Management, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   03664P105                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiaries, John Hancock
           Advisers, Inc. and NM Capital Management, Inc.


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.   03664P105                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    Number of
      Shares                 3,456,133:  3,443,970 through its direct, wholly-owned subsidiary, John Hancock Advisers,
                             Inc. and 12,163 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  3,486,633:  3,443,970 through its direct, wholly-owned subsidiary, John Hancock Advisers,
                             Inc. and 42,663 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,486,633: 3,443,970 through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. and 42,663 through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.5%: 9.4% through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc. and .1% through its direct, wholly-owned subsidiary, NM Capital Management, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.   03664P105                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 3,443,970

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  3,443,970

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,443,970

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.4%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      Antec Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      2850 W Golf Road
                      Suite 600
                      Rolling Meadows, IL 60008

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group, Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      03664P105

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:      (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                      JHSI:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers Act
                                            of 1940.


                               PAGE 6 OF 10 PAGES

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 3,443,970 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares. In addition, TBFG's wholly-owned subsidiary, NM Capital Management, Inc. ("NM") has direct beneficial ownership of 42,663 shares of Common Stock.

                      (b)   Percent of Class:
                            TBFG - 9.5%
                            JHA  - 9.4%
                            NM   -  .1%

                      (c)  (i)     sole power to vote or to direct the
                                   vote: JHA has sole power to vote or to
                                   direct the vote of 3,443,970 shares of
                                   Common Stock under the Advisory Agreements
                                   as follows:
                                                                                                      Date of
                                                                                    Number            Advisory
                                Fund Name                                           of Shares         Agreement
                                ---------                                           ---------         ---------
                                Stein Ventures LP                                   2,050             January 19, 1998
                                INSINK Partnership, Ltd.                            470               September 30, 1999
                                V.A. Mid Cap Growth Fund                            2,080             January 2, 1998
                                V.A. Large Cap Value Fund                           79,750            January 2, 1998
                                V.A. Large Cap Growth Fund                          10,000            August 29, 1996
                                John Hancock Small Cap Value Fund                   327,000           October 31, 1998
                                John Hancock Mid Cap Growth Fund                    113,750           July 1, 1996
                                John Hancock Small Capitalization Value Fund        23,000            April 3, 1995
                                John Hancock Medium Capitalization Growth Fund      9,200             January 30, 1995
                                John Hancock Large Cap Value Fund                   2,146,670         December 22, 1994
                                John Hancock Large Cap Growth Fund                  280,000           July 1, 1996
                                John Hancock Global Technology Fund                 450,000           December 2, 1996

                             In addition, NM has sole power to vote or to direct the vote of 12,163 shares of Common Stock.

                           (ii)    shared power to vote or to direct the vote:  -0-

                           (iii)   sole power to dispose or to direct the disposition
                                   of: JHA has sole power to dispose or to direct the
                                   disposition of 3,443,970 shares of Common Stock
                                   under the Advisory Agreements noted in Item 4(c)(i)
                                   above.  In addition, NM has sole power to dispose or
                                   to direct the disposition of 42,663 shares of Common
                                   Stock.

                           (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

                               PAGE 7 OF 10 PAGES

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.











                               PAGE 8 OF 10 PAGES

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Mutual Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: January 28, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: January 28, 2000                              Title:   Secretary


                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              --------------------------
                                                     Name:    Susan S. Newton
Dated: January 28, 2000                              Title:   Vice President


                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              --------------------------
                                                     Name:    Susan S. Newton
Dated: January 28, 2000                              Title:   Vice President





                               PAGE 9 OF 10 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

         John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Initial Schedule 13G to which this Agreement is attached, relating to the Common Stock of Antec Corporation is filed on behalf of each of them.


                                                     John Hancock Mutual Life Insurance Company

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------------------------------
                                                     Name:    Marion L. Nierintz
Dated: January 28, 2000                              Title:   Second Vice President and Assistant Secretary

                                                     John Hancock Subsidiaries, Inc.

                                                     By:      /s/Marion L. Nierintz
                                                              ---------------------
                                                     Name:    Marion L. Nierintz
Dated: January 28, 2000                              Title:   Secretary


                                                     The Berkeley Financial Group, Inc.

                                                     By:      /s/Susan S. Newton
                                                              --------------------------
                                                     Name:    /s/Susan S. Newton
Dated: January 28, 2000                              Title:   Vice President


                                                     John Hancock Advisers, Inc.

                                                     By:      /s/Susan S. Newton
                                                              ---------------------------
                                                     Name:    Susan S. Newton
Dated: January 28, 2000                              Title:   Vice President






                               PAGE 10 OF 10 PAGES

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